Exhibit 10.29

As of December     , 2005

Boulder Specialty Brands, Inc.

6106 Sunrise Ranch Drive

Longmont, Colorado 80503

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10038

Roth Capital Partners, LLC

24 Corporate Plaza

Newport Beach, CA 92660

Re: Initial Public Offering

Ladies and Gentlemen:

The undersigned stockholder, officer and director of Boulder Specialty Brands, Inc. (the “Company”), in consideration of Citigroup Global Markets Inc. (“CGMI”) and Roth Capital Partners, LLC (“Roth Capital” and, collectively with CGMI, the “Representatives”) underwriting the initial public offering of the securities of the Company (“IPO”), hereby agrees as follows (certain capitalized terms used herein are defined in paragraph 11 hereof):

1. If the Company solicits approval by its stockholders of a Business Combination, the undersigned will vote (i) all Insider Shares owned by him in accordance with the majority of the votes cast by the holders of the IPO Shares, and (ii) all other shares of common stock of the Company then owned by him, whether purchased in or after the IPO, in favor of a Business Combination, as a result of which the undersigned acknowledges and agrees that he will not be entitled to exercise the conversion rights offered to the Company’s public stockholders as to any other shares of common stock owned by him.

2. In the event that the Company fails to consummate a Business Combination within 18 months from the effective date (“Effective Date”) of the Company’s registration statement, relating to the IPO, on Form S-1, File No. 333-126364 (the “Registration Statement”) (or 24 months under the circumstances described in the Registration Statement), the undersigned (i) will take all reasonable actions within his power to cause the Company to liquidate as soon as reasonably practicable, (ii) waives any and all right, title, interest or claim of any kind in or to any liquidating distributions by the Company, including, without limitation, any distribution of the assets from the trust account established under the Investment Management Trust Agreement dated as of December [__], 2005 between the Company and Continental Stock Transfer & Trust Company (the “Trust Account”) as a result of such liquidation with respect to his Insider Shares (“Claim”), (iii) waives any Claim the undersigned may have in the future as a result of, or arising out of, any contracts or agreements with the Company except as and to the extent an agreement is otherwise disclosed in the Company’s registration statement relating to the IPO and described in paragraph 5 below.

3. In order to minimize potential conflicts of interest which may arise from multiple affiliations, the undersigned agrees that in the event he becomes aware of, or involved with, (i) any business combination opportunities with a fair market value of $80 million or more or (ii) transactions such as joint ventures, partnerships or brand acquisition opportunities with a fair market value of $80 million or more, the undersigned will first offer such business opportunities to the Company and further agrees that neither he nor any affiliate of the undersigned will pursue such opportunities unless and until the Company’s board of directors determines that it will not pursue such opportunities (the “Company’s Right of First Refusal”). The Company’s Right of First Refusal will terminate on the earlier of (x) the consummation by the Company of a Business Combination and (y) the liquidation of the Company.

4. The undersigned acknowledges and agrees that the Company will not consummate any Business Combination which involves a company which is affiliated with any of the Insiders, any of the underwriters or any selling group member.

5. None of the undersigned, any member of the family of the undersigned, nor any affiliate of the undersigned will be entitled to receive and will not accept any compensation for services rendered to the Company prior to the consummation of the Business Combination; provided that the undersigned shall be entitled to reimbursement from the Company for his out-of-pocket expenses incurred in connection with seeking and consummating a Business Combination.

6. None of the undersigned, any member of the family of the undersigned, or any affiliate of the undersigned will be entitled to receive or accept a finder’s fee or any other compensation in the event the undersigned, any member of the family of the undersigned or any affiliate of the undersigned originates a Business Combination.

7. The undersigned will escrow (i) fifty percent (50%) of his Insider Shares for the three-year period commencing on the Effective Date and (ii) fifty percent (50%) of his Insider Shares until both (x) the Company has completed a Business Combination and (y) the last sale price of its common stock thereafter equals or exceeds $11.50 per share for any 20 trading days within any 30 trading day period beginning after the Company completes such Business Combination, subject to the terms of a Stock Escrow Agreement which the Company will enter into with the undersigned and an escrow agent acceptable to the Company.

8. The undersigned agrees to be the Vice Chairman and a director of the Company until the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. The undersigned’s biographical information furnished to the Company and the Representatives and included in the Registration Statement is true and accurate in all respects, does not omit any material information with respect to the undersigned’s background and contains all of the information required to be disclosed pursuant to Section 401 of Regulation S-K, promulgated under the Securities Act of 1933, as amended. The undersigned’s Questionnaire previously furnished to the Company and the Representatives is true and accurate in all respects. The undersigned represents and warrants that:

(a) he is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(b) he has never been convicted of or pleaded guilty to any crime (i) involving any fraud or (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and he is not currently a defendant in any such criminal proceeding; and

(c) he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

9. The undersigned has full right and power, without violating any agreement by which he is bound, to enter into this letter agreement and to serve as Vice Chairman and a director of the Company.

10. The undersigned authorizes any employer, financial institution, or consumer credit reporting agency to release to the Representatives and their legal representatives or agents (including any investigative search firm retained by the Representatives) any information they may have about the undersigned’s background and finances (“Information”). Neither the Representatives nor their agents shall be violating the undersigned’s right of privacy in any manner in requesting and obtaining the Information and the undersigned hereby releases them from liability for any damage whatsoever in that connection.

11. As used herein, (i) a “Business Combination” shall mean an acquisition, through merger, stock exchange, asset acquisition or similar business combination with one or more operating businesses in the food or beverage industries that has, or collectively have, a fair market value equal to at least 80% of the balance in the Trust Account; (ii) ”Insiders” shall mean all officers, directors and stockholders of the Company immediately prior to the IPO; (iv) ”Insider Shares” shall mean all of the shares of Common Stock of the Company owned by Insiders prior to the IPO; (v) ”IPO Shares” shall mean the shares of Common Stock sold as part of the units in the Company’s IPO; and (vi) “Public Stockholders” shall mean the public holders of the Company’s common stock issued in the IPO.

12. The undersigned hereby consents to the jurisdiction and venue of any state or federal court located in the State and County of New York for purposes of resolving any disputes hereunder. The undersigned irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The undersigned hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Very truly yours,

ROBERT S. GLUCK

By:
Robert S. Gluck

Exhibit A

Robert S. Gluck has been a vice chairman and a member of our board of directors since November 2005. Highlights of Mr. Gluck’s background include:

•	over 25 years’ experience as a senior financial executive, including 21 years spent with Bestfoods, formerly known as CPC International, and four years with Unilever United States, Inc.;

•	chief financial officer, senior vice president - finance and a member of the board of directors of Unilever U.S., a Unilever NV/Plc subsidiary with $11 billion in annual sales, where Mr. Gluck had overall responsibility for accounting, financial reporting, payroll, pensions and investments, tax and real estate activities, and a coordinating role for investor relations, mergers and acquisitions, and internal audit function;

•	while with Bestfoods/CPC International from 1997 through 2000, he served as a member of the corporate board finance committee that oversaw investment of annual funds flow of over $1 billion, and where he was responsible for mergers and acquisitions, joint ventures, and peer group performance reviews;

•	served as a key member of the management team involved in the sale of Bestfoods to Unilever in 2000, which at that time set an all-time high for food company sale price multiples; and

•	intensive involvement in corporate and finance integration activities, strategic planning, cost reduction programs, capital expenditure plans, and analysis of competitive strategies.

Mr. Gluck joined CPC International in 1979 in finance and was appointed vice president of business development for CPC North America in 1988. In 1995, he was appointed as a vice president of finance of the Corn Products Division of CPC North America, where he led the strategic review that recommended a tax-free spin-off of this division to the parent company’s stockholders. He was appointed to the positions of vice president and treasurer of Bestfoods in 1997, where he served as a member of the corporate board finance committee and oversaw a variety of treasury activities in over 65 countries. In addition to serving as a key member of the management team that negotiated the sale of Bestfoods to Unilever in October 2000, while at Bestfoods Mr. Gluck also participated as a key member in the acquisitions of Arisco, Case-Swayne Foods and five other international food businesses that collectively required over $1.1 billion of total funding. From 2000 to 2004, Mr. Gluck served as the senior vice president and chief financial officer of Unilever United States, Inc. Since that time, Mr. Gluck has been providing consulting services to companies throughout the food industry through his consulting firm, Matthew Robert Associates, LLC, where he specializes in strategic planning, financial operations review, mergers and acquisitions, divestitures, competitive analysis and peer group benchmarking. Mr. Gluck holds a Bachelors degree in marketing from the New York Institute of Technology and an MBA in finance from St. John’s University. He is a member of Financial Executives Institute, the Association for Corporate Growth, the Food Marketing Institute, and the National Restaurant Association.